Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

Insynergy, Inc.

Studio City, CA

We consent to the use in this Form S-1 Registration Statement of Insynergy, Inc., of our report dated November 22, 2011, which includes an emphasis paragraph relating to an uncertainty as to the Company’s ability to continue as a going concern, relating to our audit of the financial statements as of December 31, 2010, which are included in the Prospectus, and is part of this Registration Statement.

/s/ HJ Associates & Consultants, LLP

HJ Associates & Consultants, LLP

Salt Lake City, Utah

January 31, 2012